Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 14, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Note 23, as to which the date is December 4, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in FelCor Lodging Trust Incorporated’s Current Report on Form 8-K filed with the SEC on December 5, 2006. We also consent to the reference to us under the headings “Experts” in such Registration Statement
Dallas, Texas
December 7, 2006